EXHIBIT (17)(b)(ii)

Eaton Vance

Multi-Cap Growth Fund

Annual Report

August 31, 2014

Commodity Futures Trading Commission Registration. Effective December 31, 2012, the Commodity Futures Trading Commission (“CFTC”) adopted certain regulatory changes that subject registered investment companies and advisers to regulation by the CFTC if a fund invests more than a prescribed level of its assets in certain CFTC-regulated instruments (including futures, certain options and swap agreements) or markets itself as providing investment exposure to such instruments. The Fund has claimed an exclusion from the definition of the term “commodity pool operator” under the Commodity Exchange Act. Accordingly, neither the Fund nor the adviser with respect to the operation of the Fund is subject to CFTC regulation. Because of its management of other strategies, the Fund’s adviser is registered with the CFTC as a commodity pool operator and a commodity trading advisor.

Fund shares are not insured by the FDIC and are not deposits or other obligations of, or guaranteed by, any depository institution. Shares are subject to investment risks, including possible loss of principal invested.

This report must be preceded or accompanied by a current summary prospectus or prospectus. Before investing, investors should consider carefully the investment objective, risks, and charges and expenses of a mutual fund. This and other important information is contained in the summary prospectus and prospectus, which can be obtained from a financial advisor. Prospective investors should read the prospectus carefully before investing. For further information, please call 1-800-262-1122.

Annual Report August 31, 2014

Eaton Vance

Multi-Cap Growth Fund

Table of Contents

Management’s Discussion of Fund Performance	2

Performance	3

Fund Profile	4

Endnotes and Additional Disclosures	5

Fund Expenses	6

Financial Statements	7

Report of Independent Registered Public Accounting Firm	24

Federal Tax Information	25

Special Meeting of Shareholders	26

Board of Trustees’ Contract Approval	27

Management and Organization	30

Important Notices	33

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

 Management’s Discussion of Fund Performance1

Economic and Market Conditions

U.S. stocks delivered solid gains for the 12-month period ended August 31, 2014. Following a choppy start to the period, the market turned upward after a budget agreement in October 2013 ended the 16-day U.S. government shutdown. In December, when the U.S. Federal Reserve (the Fed) made its long-anticipated move to begin “tapering” economic stimulus, U.S. stocks put aside earlier fears of tapering and soared to record highs.

Harsh winter weather and geopolitical tensions weighed on the market in early 2014, but U.S. stocks subsequently resumed their advance amid signs of a gradually strengthening economy. The U.S. equity market generally climbed at a moderate pace through the spring of 2014, until the outbreak of hostilities in Iraq in June sent stocks sharply lower. But equities soon bounced back once the Fed reiterated its pledge to maintain low interest rates. U.S. stocks fell in late July 2014 amid mounting geopolitical and economic concerns, before rebounding in August – a month in which the market, as represented by the S&P 500 Index2, returned 4.00%.

The major U.S. stock indexes ended the 12-month period with strong performance. The S&P 500 Index advanced 25.25% for the period, while the Dow Jones Industrial Average gained 18.18%. The technology-laden NASDAQ Composite Index added 29.15%. Large-cap U.S. stocks (as measured by the Russell 1000 Index) generally fared better than their small-cap counterparts (as measured by the Russell 2000 Index) for the 12-month period. Within the large-cap space, growth stocks generally outpaced value stocks, while the reverse was true in the small-cap category.

Fund Performance

For the 12-month period ended August 31, 2014, Eaton Vance Multi-Cap Growth Fund (the Fund) had a total return of 23.94% for Class A shares at net asset value (NAV), underperforming the 25.56% return of the Fund’s primary benchmark, the Russell 3000 Growth Index (the Index).

Stock selection in the consumer discretionary, energy and materials sectors detracted from the Fund’s performance versus the Index for the 12-month period. During a period when U.S. stocks (as measured by the Index) were up sharply, the Fund’s cash position also acted as a drag on performance relative to the Index.

In the consumer discretionary sector, stock selection in the specialty retail and media industries detracted from Fund performance relative to the Index. In specialty retail, the Fund’s overweight position in discount shoe retailer DSW was negatively impacted by a slowdown in consumer spending, while the Fund’s overweight in Lumber Liquidators, a lumber and flooring retailer, was hurt by a stalled housing market recovery. In media, the Fund’s overweight in Lions Gate Entertainment, a movie production and distribution company, declined in value after some new releases had disappointing box office results. By period-end, all three of the aforementioned stocks had been sold out of the Fund.

In the energy sector, key detractors from performance relative to the Index included the Fund’s overweights in oil services firm Frank’s International NV and natural gas producer Range Resources; both stocks were hurt by weakness in commodity prices. In the materials sector, not owning petrochemical producer LyondellBasell Industries, a large Index holding that outperformed for the period, also detracted from the Fund’s relative performance.

In contrast, stock selection and an underweight in the consumer staples sector, as well as stock selection in the industrials and information technology sectors, contributed to the Fund’s performance relative to the Index. Within consumer staples, not owning Index holdings Coca-Cola and Philip Morris aided the Fund’s relative performance; both stocks underperformed the Index due to declining global sales of their leading products. Elsewhere in consumer staples, the Fund’s position in whiskey distiller Jim Beam performed well; the company was acquired during the period at a premium to its stock price by Japanese firm Suntory.

In the industrials sector, Fund performance versus the Index was helped by the Fund’s overweight position in equipment rental firm United Rentals and by an out-of-Index holding in printer manufacturer voxeljet, which was sold out of the Fund by period-end. In information technology, contributors to the Fund’s relative performance included the Fund’s overweights in Avago Technologies, Ltd. and Facebook, Inc., Class A.

See Endnotes and Additional Disclosures in this report.

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value (NAV) or offering price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance less than one year is cumulative. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than quoted. Returns are before taxes unless otherwise noted. For performance as of the most recent month-end, please refer to eatonvance.com.

2

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Performance2,3

Portfolio Managers Lewis R. Piantedosi and Yana S. Barton, CFA

% Average Annual Total Returns	Class Inception Date	Performance Inception Date	One Year	Five Years	Ten Years
Class A at NAV	08/01/1952	08/01/1952	23.94%	13.73%	9.40%
Class A with 5.75% Maximum Sales Charge	—	—	16.83	12.38	8.75
Class B at NAV	09/13/1994	08/01/1952	23.08	12.90	8.60
Class B with 5% Maximum Sales Charge	—	—	18.08	12.65	8.60
Class C at NAV	11/07/1994	08/01/1952	23.10	12.88	8.59
Class C with 1% Maximum Sales Charge	—	—	22.10	12.88	8.59
Class I at NAV	07/18/2012	08/01/1952	24.27	13.86	9.46
Russell 3000 Growth Index	—	—	25.56%	17.85%	9.28%
S&P 500 Index	—	—	25.25	16.87	8.37

% Total Annual Operating Expense Ratios[4]		Class A	Class B	Class C	Class I
		1.23%	1.98%	1.98%	0.98%

Growth of $10,000

This graph shows the change in value of a hypothetical investment of $10,000 in Class A of the Fund for the period indicated. For comparison, the same investment is shown in the indicated index.

Growth of Investment	Amount Invested	Period Beginning	At NAV	With Maximum Sales Charge
Class B	$10,000	08/31/2004	$22,827	N.A.
Class C	$10,000	08/31/2004	$22,813	N.A.
Class I	$250,000	08/31/2004	$617,502	N.A.

See Endnotes and Additional Disclosures in this report.

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value (NAV) or offering price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance less than one year is cumulative. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than quoted. Returns are before taxes unless otherwise noted. For performance as of the most recent month-end, please refer to eatonvance.com.

3

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Fund Profile

Sector Allocation (% of net assets)5

Top 10 Holdings (% of net assets)5

Apple, Inc.	5.5%
Gilead Sciences, Inc.	3.3
Avago Technologies, Ltd.	2.8
Amazon.com, Inc.	2.5
Google, Inc., Class A	2.4
Google, Inc., Class C	2.4
Priceline Group, Inc. (The)	2.2
Facebook, Inc., Class A	2.2
Biogen Idec, Inc.	2.1
Visa, Inc., Class A	2.1
Total	27.5%

See Endnotes and Additional Disclosures in this report.

4

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Endnotes and Additional Disclosures

[1]

The views expressed in this report are those of the portfolio manager(s) and are current only through the date stated at the top of this page. These views are subject to change at any time based upon market or other conditions, and Eaton Vance and the Fund(s) disclaim any responsibility to update such views. These views may not be relied upon as investment advice and, because investment decisions are based on many factors, may not be relied upon as an indication of trading intent on behalf of any Eaton Vance fund. This commentary may contain statements that are not historical facts, referred to as “forward looking statements”. The Fund’s actual future results may differ significantly from those stated in any forward looking statement, depending on factors such as changes in securities or financial markets or general economic conditions, the volume of sales and purchases of Fund shares, the continuation of investment advisory, administrative and service contracts, and other risks discussed from time to time in the Fund’s filings with the Securities and Exchange Commission.

[2]

Russell 3000 Growth Index is an unmanaged index of the broad growth segment of the U.S. equity universe. S&P 500 Index is an unmanaged index of large-cap stocks commonly used as a measure of U.S. stock market performance. Dow Jones Industrial Average is a price-weighted average of 30 blue-chip stocks that are generally the leaders in their industry. NASDAQ Composite Index is a market capitalization-weighted index of all domestic and international securities listed on NASDAQ. Russell 1000 Index is an unmanaged index of 1,000 U.S. large-cap stocks. Russell 2000 Index is an unmanaged index of 2,000 U.S. small-cap stocks. Unless otherwise stated, index returns do not reflect the effect of any applicable sales charges, commissions, expenses, taxes or leverage, as applicable. It is not possible to invest directly in an index.

[3]

Total Returns at NAV do not include applicable sales charges. If sales charges were deducted, the returns would be lower. Total Returns shown with maximum sales charge reflect the stated maximum sales charge. Unless otherwise stated, performance does not reflect the deduction of taxes on Fund distributions or redemptions of Fund shares.

Performance prior to the inception date of a class may be linked to the performance of an older class of the Fund. This linked performance is adjusted for any applicable sales charge, but is not adjusted for class expense differences. If adjusted for such differences, the performance would be different. Performance presented in the financial highlights included in the financial statements is not linked. In the performance table, the performance of Class I is linked to Class A. Performance since inception for an index, if presented, is the performance since the Fund’s or oldest share class’ inception, as applicable.

[4]	Source: Fund prospectus.

[5]	Excludes cash and cash equivalents.

Fund profile subject to change due to active management.

   Important Notice to Shareholders

The Board of Trustees of the Fund recently approved a proposal to reorganize the Fund into Eaton Vance Large-Cap Growth Fund (to be renamed Eaton Vance Growth Fund on October 31, 2014), a series of Eaton Vance Special Investment Trust, with a similar investment objective and policies as the Fund. Proxy materials describing the proposed reorganization are expected to be mailed in November 2014 to the Fund’s record date shareholders. If shareholders of the Fund approve the reorganization, the reorganization is expected to be completed in the first quarter of 2015. For additional information regarding the investment strategies and principal risks of Eaton Vance Large-Cap Growth Fund, please see that fund’s summary prospectus, which can be located at http://funddocuments.eatonvance.com.

On September 19, 2014, the Fund discontinued all sales of its shares, except shares purchased by: (1) existing shareholders (including shares acquired through the reinvestment of dividends and distributions); (2) employer sponsored retirement plans; or (3) fee-based programs (a) sponsored by financial intermediaries for which investment decisions are made on a centralized basis at the discretion of the firm (e.g., model portfolios managed by a firm or its investment committee); and (b) that have selected the Fund prior to the close of business on September 19, 2014.

5

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Fund Expenses

Example:  As a Fund shareholder, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases and redemption fees (if applicable); and (2) ongoing costs, including management fees; distribution and/or service fees; and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of Fund investing and to compare these costs with the ongoing costs of investing in other mutual funds. The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period (March 1, 2014 – August 31, 2014).

Actual Expenses:  The first section of the table below provides information about actual account values and actual expenses. You may use the information in this section, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first section under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes:  The second section of the table below provides information about hypothetical account values and hypothetical expenses based on the actual Fund expense ratio and an assumed rate of return of 5% per year (before expenses), which is not the actual Fund return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads) or redemption fees (if applicable). Therefore, the second section of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would be higher.

	Beginning Account Value (3/1/14)	Ending Account Value (8/31/14)	Expenses Paid During Period* (3/1/14 – 8/31/14)	Annualized Expense Ratio

Actual
Class A	$1,000.00	$1,040.00	$5.86	1.14%
Class B	$1,000.00	$1,036.00	$9.75	1.90%
Class C	$1,000.00	$1,036.90	$9.75	1.90%
Class I	$1,000.00	$1,041.50	$4.58	0.89%

Hypothetical
(5% return per year before expenses)
Class A	$1,000.00	$1,019.50	$5.80	1.14%
Class B	$1,000.00	$1,015.60	$9.65	1.90%
Class C	$1,000.00	$1,015.60	$9.65	1.90%
Class I	$1,000.00	$1,020.70	$4.53	0.89%

*

Expenses are equal to the Fund’s annualized expense ratio for the indicated Class, multiplied by the average account value over the period, multiplied by 184/365 (to reflect the one-half year period). The Example assumes that the $1,000 was invested at the net asset value per share determined at the close of business on February 28, 2014.

6

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Portfolio of Investments

Common Stocks — 95.8%

Security	Shares	Value

Aerospace & Defense — 1.6%
Precision Castparts Corp.	10,900	$2,660,254

		$2,660,254

Airlines — 0.8%
Copa Holdings SA, Class A	10,900	$1,340,482

		$1,340,482

Banks — 2.5%
Citigroup, Inc.	55,500	$2,866,575
Regions Financial Corp.	118,300	1,200,745

		$4,067,320

Beverages — 2.4%
Anheuser-Busch InBev NV ADR	18,900	$2,112,642
Constellation Brands, Inc., Class A(1)	19,943	1,736,836

		$3,849,478

Biotechnology — 9.0%
Amgen, Inc.	13,191	$1,838,561
Biogen Idec, Inc.(1)	10,100	3,464,704
Celgene Corp.(1)	26,000	2,470,520
Gilead Sciences, Inc.(1)	50,100	5,389,758
Vertex Pharmaceuticals, Inc.(1)	15,500	1,450,335

		$14,613,878

Building Products — 2.4%
Armstrong World Industries, Inc.(1)	27,302	$1,574,779
Fortune Brands Home & Security, Inc.	54,000	2,333,340

		$3,908,119

Capital Markets — 2.7%
Affiliated Managers Group, Inc.(1)	9,300	$1,963,695
Charles Schwab Corp. (The)	84,600	2,411,946

		$4,375,641

Chemicals — 3.8%
Celanese Corp., Series A	24,850	$1,554,119
Monsanto Co.	24,212	2,800,118
Praxair, Inc.	13,300	1,749,615

		$6,103,852

Security	Shares	Value

Commercial Services & Supplies — 1.6%
Waste Connections, Inc.	51,799	$2,541,259

		$2,541,259

Consumer Finance — 0.8%
Discover Financial Services	21,400	$1,334,718

		$1,334,718

Electrical Equipment — 1.7%
AMETEK, Inc.	51,200	$2,710,528

		$2,710,528

Energy Equipment & Services — 2.9%
FMC Technologies, Inc.(1)	26,671	$1,649,335
Schlumberger, Ltd.	28,174	3,088,997

		$4,738,332

Food & Staples Retailing — 0.8%
United Natural Foods, Inc.(1)	20,809	$1,337,811

		$1,337,811

Food Products — 3.6%
Hain Celestial Group, Inc. (The)(1)	14,633	$1,439,302
Hershey Co. (The)	22,000	2,011,240
Mondelez International, Inc., Class A	68,200	2,468,158

		$5,918,700

Health Care Equipment & Supplies — 2.6%
Medtronic, Inc.	25,488	$1,627,409
Stryker Corp.	30,500	2,540,955

		$4,168,364

Health Care Technology — 0.8%
Cerner Corp.(1)	23,515	$1,355,875

		$1,355,875

Household Durables — 0.8%
Mohawk Industries, Inc.(1)	9,120	$1,331,702

		$1,331,702

Household Products — 0.8%
Colgate-Palmolive Co.	21,000	$1,359,330

		$1,359,330

7	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Portfolio of Investments — continued

Security	Shares	Value

Internet & Catalog Retail — 6.1%
Amazon.com, Inc.(1)	12,051	$4,085,771
Netflix, Inc.(1)	4,600	2,197,144
Priceline Group, Inc. (The)(1)	2,886	3,591,079

		$9,873,994

Internet Software & Services — 7.0%
Facebook, Inc., Class A(1)	47,900	$3,583,878
Google, Inc., Class A(1)	6,700	3,901,812
Google, Inc., Class C(1)	6,700	3,829,720

		$11,315,410

IT Services — 2.9%
Fiserv, Inc.(1)	20,397	$1,314,994
Visa, Inc., Class A	15,700	3,336,564

		$4,651,558

Leisure Products — 2.0%
Brunswick Corp.	35,008	$1,505,344
Polaris Industries, Inc.	12,043	1,750,811

		$3,256,155

Machinery — 1.0%
Colfax Corp.(1)	24,300	$1,545,723

		$1,545,723

Media — 1.8%
Twenty-First Century Fox, Inc., Class B	36,442	$1,255,063
Walt Disney Co. (The)	18,874	1,696,395

		$2,951,458

Oil, Gas & Consumable Fuels — 2.7%
Devon Energy Corp.	20,442	$1,541,736
EOG Resources, Inc.	13,707	1,506,125
Range Resources Corp.	17,900	1,406,761

		$4,454,622

Personal Products — 0.8%
Estee Lauder Cos., Inc. (The), Class A	16,337	$1,255,172

		$1,255,172

Pharmaceuticals — 3.5%
Jazz Pharmaceuticals PLC(1)	8,679	$1,413,983
Perrigo Co. PLC	15,600	2,320,344

Security	Shares	Value

Pharmaceuticals (continued)
Roche Holding AG ADR	52,800	$1,927,728

		$5,662,055

Road & Rail — 2.1%
Avis Budget Group, Inc.(1)	22,007	$1,485,693
Kansas City Southern	16,446	1,897,210

		$3,382,903

Semiconductors & Semiconductor Equipment — 5.1%
Avago Technologies, Ltd.	54,800	$4,498,532
NXP Semiconductors NV(1)	29,765	2,039,498
Teradyne, Inc.	80,523	1,657,968

		$8,195,998

Software — 6.0%
Adobe Systems, Inc.(1)	37,704	$2,710,918
Guidewire Software, Inc.(1)	44,000	2,004,200
salesforce.com, inc.(1)	49,300	2,913,137
VMware, Inc., Class A(1)	21,400	2,109,612

		$9,737,867

Specialty Retail — 4.7%
Home Depot, Inc. (The)	29,754	$2,781,999
TJX Cos., Inc. (The)	36,530	2,177,553
Tractor Supply Co.	38,600	2,584,270

		$7,543,822

Technology Hardware, Storage & Peripherals — 7.1%
Apple, Inc.	86,786	$8,895,565
EMC Corp.	89,700	2,648,841

		$11,544,406

Trading Companies & Distributors — 1.4%
W.W. Grainger, Inc.	9,300	$2,289,660

		$2,289,660

Total Common Stocks (identified cost $106,401,018)		$155,376,446

8	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Portfolio of Investments — continued

Short-Term Investments — 4.3%

Description	Interest (000’s omitted)	Value

Eaton Vance Cash Reserves Fund, LLC, 0.13%(2)	$6,949	$6,949,399

Total Short-Term Investments (identified cost $6,949,399)		$6,949,399

Total Investments — 100.1% (identified cost $113,350,417)		$162,325,845

Other Assets, Less Liabilities — (0.1)%		$(200,481)

Net Assets — 100.0%		$162,125,364

The percentage shown for each investment category in the Portfolio of Investments is based on net assets.

ADR	–	American Depositary Receipt

(1)	Non-income producing security.

(2)

Affiliated investment company, available to Eaton Vance portfolios and funds, which invests in high quality, U.S. dollar denominated money market instruments. The rate shown is the annualized seven-day yield as of August 31, 2014.

9	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Statement of Assets and Liabilities

Assets	August 31, 2014
Unaffiliated investments, at value (identified cost, $106,401,018)	$155,376,446
Affiliated investment, at value (identified cost, $6,949,399)	6,949,399
Foreign currency, at value (identified cost, $6,756)	6,213
Dividends receivable	90,939
Interest receivable from affiliated investment	820
Receivable for Fund shares sold	20,029
Securities lending income receivable	177
Tax reclaims receivable	32,657
Other assets	27,138
Total assets	$162,503,818

Liabilities
Payable for Fund shares redeemed	$147,486
Payable to affiliates:
Investment adviser fee	82,287
Distribution and service fees	44,920
Accrued expenses	103,761
Total liabilities	$378,454
Net Assets	$162,125,364

Sources of Net Assets
Paid-in capital	$161,339,718
Accumulated net realized loss	(47,711,176)
Accumulated net investment loss	(482,413)
Net unrealized appreciation	48,979,235
Total	$162,125,364

Class A Shares
Net Assets	$115,429,922
Shares Outstanding	9,443,712
Net Asset Value and Redemption Price Per Share
(net assets ÷ shares of beneficial interest outstanding)	$12.22
Maximum Offering Price Per Share
(100 ÷ 94.25 of net asset value per share)	$12.97

Class B Shares
Net Assets	$5,375,935
Shares Outstanding	466,573
Net Asset Value and Offering Price Per Share*
(net assets ÷ shares of beneficial interest outstanding)	$11.52

Class C Shares
Net Assets	$19,875,518
Shares Outstanding	1,727,480
Net Asset Value and Offering Price Per Share*
(net assets ÷ shares of beneficial interest outstanding)	$11.51

Class I Shares
Net Assets	$21,443,989
Shares Outstanding	1,745,011
Net Asset Value, Offering Price and Redemption Price Per Share
(net assets ÷ shares of beneficial interest outstanding)	$12.29

On sales of $50,000 or more, the offering price of Class A shares is reduced.

*	Redemption price per share is equal to the net asset value less any applicable contingent deferred sales charge.

10	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Statement of Operations

Investment Income	Year Ended August 31, 2014
Dividends (net of foreign taxes, $47,343)	$1,132,966
Securities lending income, net	55,883
Interest allocated from affiliated investment	5,336
Expenses allocated from affiliated investment	(653)
Total investment income	$1,193,532

Expenses
Investment adviser fee	$979,596
Distribution and service fees
Class A	282,691
Class B	59,712
Class C	190,517
Trustees’ fees and expenses	7,437
Custodian fee	60,269
Transfer and dividend disbursing agent fees	223,148
Legal and accounting services	53,945
Printing and postage	51,184
Registration fees	40,371
Miscellaneous	19,258
Total expenses	$1,968,128

Net investment loss	$(774,596)

Realized and Unrealized Gain (Loss)
Net realized gain (loss) —
Investment transactions	$15,179,167
Investment transactions allocated from affiliated investment	40
Written options	34,777
Foreign currency transactions	(59)
Net realized gain	$15,213,925
Change in unrealized appreciation (depreciation) —
Investments	$18,656,225
Written options	(16,729)
Foreign currency	(9,201)
Net change in unrealized appreciation (depreciation)	$18,630,295

Net realized and unrealized gain	$33,844,220

Net increase in net assets from operations	$33,069,624

11	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Statements of Changes in Net Assets

	Year Ended August 31,
Increase (Decrease) in Net Assets	2014	2013
From operations —
Net investment loss	$(774,596)	$(505,348)
Net realized gain from investment transactions, written options and foreign currency transactions	15,213,925	13,568,541
Net change in unrealized appreciation (depreciation) from investments, written options and foreign currency	18,630,295	5,674,272
Net increase in net assets from operations	$33,069,624	$18,737,465
Transactions in shares of beneficial interest —
Proceeds from sale of shares
Class A	$4,607,397	$5,346,043
Class B	326,664	407,191
Class C	2,113,887	2,078,811
Class I	3,986,374	14,084,383
Cost of shares redeemed
Class A	(21,327,397)	(32,718,988)
Class B	(1,190,375)	(1,515,892)
Class C	(3,021,536)	(5,505,829)
Class I	(4,569,768)	(1,939,859)
Net asset value of shares exchanged
Class A	895,370	499,033
Class B	(895,370)	(499,033)
Net decrease in net assets from Fund share transactions	$(19,074,754)	$(19,764,140)

Net increase (decrease) in net assets	$13,994,870	$(1,026,675)

Net Assets
At beginning of year	$148,130,494	$149,157,169
At end of year	$162,125,364	$148,130,494

Accumulated net investment loss included in net assets
At end of year	$(482,413)	$(461,984)

12	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Financial Highlights

	Class A
	Year Ended August 31,
	2014	2013	2012		2011		2010
Net asset value — Beginning of year	$9.860	$8.650	$7.540		$6.340		$6.510

Income (Loss) From Operations
Net investment loss(1)	$(0.046)	$(0.022)	$(0.038)		$(0.025	)(2)	$(0.019)
Net realized and unrealized gain (loss)	2.406	1.232	1.148		1.225		(0.051)

Total income (loss) from operations	$2.360	$1.210	$1.110		$1.200		$(0.070)

Less Distributions
From net investment income	$—	$—	$—		$—		$(0.100)

Total distributions	$—	$—	$—		$—		$(0.100)

Net asset value — End of year	$12.220	$9.860	$8.650		$7.540		$6.340

Total Return(3)	23.94%	13.99%	14.72%		18.93%		(1.24)%

Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$115,430	$107,263	$120,539		$123,541		$103,441
Ratios (as a percentage of average daily net assets):
Expenses(4)	1.17%	1.23%	1.31	%(5)(6)	1.24	%(5)	1.27	%(5)
Net investment loss	(0.40)%	(0.25)%	(0.48)%		(0.32	)%(2)	(0.28)%
Portfolio Turnover of the Portfolio(7)	—	—	74	%(8)	168	%(9)	211%
Portfolio Turnover of the Fund	32%	73%	11	%(8)(10)	—		—

(1)	Computed using average shares outstanding.

(2)

Net investment loss per share reflects special dividends allocated from the Portfolio which amounted to $0.007 per share. Excluding special dividends, the ratio of net investment loss to average daily net assets would have been (0.41)%.

(3)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.

(4)	Excludes the effect of custody fee credits, if any, of less than 0.005%.

(5)	Includes the Fund’s share of the Portfolio’s allocated expenses for the period while the Fund was investing in the Portfolio.

(6)

The administrator of the Fund subsidized certain operating expenses (equal to 0.01% of average daily net assets for the year ended August 31, 2012). Absent this subsidy, total return would have been lower.

(7)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was investing in the Portfolio.

(8)	Not annualized.

(9)	Excluding the value of portfolio securities contributed as a result of an in-kind transaction, the portfolio turnover would have been 145% for the year ended August 31, 2011.

(10)	For the period from July 26, 2012 through August 31, 2012 when the Fund was making investments directly in securities.

References to Portfolio herein are to Multi-Cap Growth Portfolio, a Massachusetts business trust having the same investment objective and policies as the Fund, in which the Fund invested all of its investable assets prior to July 26, 2012.

13	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Financial Highlights — continued

	Class B
	Year Ended August 31,
	2014	2013	2012		2011		2010
Net asset value — Beginning of year	$9.360	$8.280	$7.280		$6.160		$6.330

Income (Loss) From Operations
Net investment loss(1)	$(0.123)	$(0.086)	$(0.096)		$(0.080	)(2)	$(0.068)
Net realized and unrealized gain (loss)	2.283	1.166	1.096		1.200		(0.046)

Total income (loss) from operations	$2.160	$1.080	$1.000		$1.120		$(0.114)

Less Distributions
From net investment income	$—	$—	$—		$—		$(0.056)

Total distributions	$—	$—	$—		$—		$(0.056)

Net asset value — End of year	$11.520	$9.360	$8.280		$7.280		$6.160

Total Return(3)	23.08%	13.04%	13.89%		18.02%		(1.90)%

Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$5,376	$5,900	$6,792		$8,409		$6,413
Ratios (as a percentage of average daily net assets):
Expenses(4)	1.92%	1.98%	2.06	%(5)(6)	1.99	%(5)	2.02	%(5)
Net investment loss	(1.16)%	(1.00)%	(1.25)%		(1.06	)%(2)	(1.01)%
Portfolio Turnover of the Portfolio(7)	—	—	74	%(8)	168	%(9)	211%
Portfolio Turnover of the Fund	32%	73%	11	%(8)(10)	—		—

(1)	Computed using average shares outstanding.

(2)

Net investment loss per share reflects special dividends allocated from the Portfolio which amounted to $0.007 per share. Excluding special dividends, the ratio of net investment loss to average daily net assets would have been (1.15)%.

(3)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.

(4)	Excludes the effect of custody fee credits, if any, of less than 0.005%.

(5)	Includes the Fund’s share of the Portfolio’s allocated expenses for the period while the Fund was investing in the Portfolio.

(6)

The administrator of the Fund subsidized certain operating expenses (equal to 0.01% of average daily net assets for the year ended August 31, 2012). Absent this subsidy, total return would have been lower.

(7)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was investing in the Portfolio.

(8)	Not annualized.

(9)	Excluding the value of portfolio securities contributed as a result of an in-kind transaction, the portfolio turnover would have been 145% for the year ended August 31, 2011.

(10)	For the period from July 26, 2012 through August 31, 2012 when the Fund was making investments directly in securities.

References to Portfolio herein are to Multi-Cap Growth Portfolio, a Massachusetts business trust having the same investment objective and policies as the Fund, in which the Fund invested all of its investable assets prior to July 26, 2012.

14	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Financial Highlights — continued

	Class C
	Year Ended August 31,
	2014	2013	2012		2011		2010
Net asset value — Beginning of year	$9.350	$8.270	$7.260		$6.150		$6.330

Income (Loss) From Operations
Net investment loss(1)	$(0.123)	$(0.086)	$(0.095)		$(0.081	)(2)	$(0.067)
Net realized and unrealized gain (loss)	2.283	1.166	1.105		1.191		(0.055)

Total income (loss) from operations	$2.160	$1.080	$1.010		$1.110		$(0.122)

Less Distributions
From net investment income	$—	$—	$—		$—		$(0.058)

Total distributions	$—	$—	$—		$—		$(0.058)

Net asset value — End of year	$11.510	$9.350	$8.270		$7.260		$6.150

Total Return(3)	23.10%	13.06%	13.91%		18.05%		(2.03)%

Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$19,876	$16,940	$18,352		$19,958		$16,776
Ratios (as a percentage of average daily net assets):
Expenses(4)	1.92%	1.98%	2.06	%(5)(6)	1.99	%(5)	2.02	%(5)
Net investment loss	(1.15)%	(1.00)%	(1.24)%		(1.07	)%(2)	(1.01)%
Portfolio Turnover of the Portfolio(7)	—	—	74	%(8)	168	%(9)	211%
Portfolio Turnover of the Fund	32%	73%	11	%(8)(10)	—		—

(1)	Computed using average shares outstanding.

(2)

Net investment loss per share reflects special dividends allocated from the Portfolio which amounted to $0.007 per share. Excluding special dividends, the ratio of net investment loss to average daily net assets would have been (1.16)%.

(3)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested and do not reflect the effect of sales charges.

(4)	Excludes the effect of custody fee credits, if any, of less than 0.005%.

(5)	Includes the Fund’s share of the Portfolio’s allocated expenses for the period while the Fund was investing in the Portfolio.

(6)

The administrator of the Fund subsidized certain operating expenses (equal to 0.01% of average daily net assets for the year ended August 31, 2012). Absent this subsidy, total return would have been lower.

(7)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was investing in the Portfolio.

(8)	Not annualized.

(9)	Excluding the value of portfolio securities contributed as a result of an in-kind transaction, the portfolio turnover would have been 145% for the year ended August 31, 2011.

(10)	For the period from July 26, 2012 through August 31, 2012 when the Fund was making investments directly in securities.

References to Portfolio herein are to Multi-Cap Growth Portfolio, a Massachusetts business trust having the same investment objective and policies as the Fund, in which the Fund invested all of its investable assets prior to July 26, 2012.

15	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Financial Highlights — continued

	Class I
	Year Ended August 31,		Period Ended August 31, 2012(1)
	2014	2013
Net asset value — Beginning of period	$9.890	$8.660	$8.300

Income (Loss) From Operations
Net investment income (loss)(2)	$(0.017)	$(0.003)	$0.002
Net realized and unrealized gain	2.417	1.233	0.358

Total income from operations	$2.400	$1.230	$0.360

Net asset value — End of period	$12.290	$9.890	$8.660

Total Return(3)	24.27%	14.20%	4.34	%(4)

Ratios/Supplemental Data
Net assets, end of period (000’s omitted)	$21,444	$18,028	$3,474
Ratios (as a percentage of average daily net assets):
Expenses(5)	0.92%	0.98%	1.06	%(6)(7)
Net investment income (loss)	(0.15)%	(0.03)%	0.22	%(6)
Portfolio Turnover of the Portfolio(8)	—	—	74	%(4)
Portfolio Turnover of the Fund	32%	73%	11	%(4)(9)

(1)	For the period from the commencement of operations, July 18, 2012, to August 31, 2012.

(2)	Computed using average shares outstanding.

(3)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested.

(4)	Not annualized.

(5)	Excludes the effect of custody fee credits, if any, of less than 0.005%.

(6)	Annualized.

(7)	Includes the Fund’s share of the Portfolio’s allocated expenses for the period while the Fund was investing in the Portfolio.

(8)	Portfolio turnover represents the rate of portfolio activity for the period since September 1, 2011 while the Fund was investing in the Portfolio.

(9)	For the period from July 26, 2012 through August 31, 2012 when the Fund was making investments directly in securities.

References to Portfolio herein are to Multi-Cap Growth Portfolio, a Massachusetts business trust having the same investment objective and policies as the Fund, in which the Fund invested all of its investable assets prior to July 26, 2012.

16	See Notes to Financial Statements.

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Notes to Financial Statements

1  Significant Accounting Policies

Eaton Vance Multi-Cap Growth Fund (the Fund) is a diversified series of Eaton Vance Growth Trust (the Trust). The Trust is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the 1940 Act), as an open-end management investment company. The Fund’s investment objective is to achieve capital growth. The Fund offers four classes of shares. Class A shares are generally sold subject to a sales charge imposed at time of purchase. Class B and Class C shares are sold at net asset value and are generally subject to a contingent deferred sales charge (see Note 5). Class I shares are sold at net asset value and are not subject to a sales charge. Class B shares automatically convert to Class A shares eight years after their purchase as described in the Fund’s prospectus. Beginning January 1, 2012, Class B shares are only available for purchase upon exchange from another Eaton Vance fund or through reinvestment of distributions. Each class represents a pro-rata interest in the Fund, but votes separately on class-specific matters and (as noted below) is subject to different expenses. Realized and unrealized gains and losses and net investment income and losses, other than class-specific expenses, are allocated daily to each class of shares based on the relative net assets of each class to the total net assets of the Fund. Each class of shares differs in its distribution plan and certain other class-specific expenses.

The following is a summary of significant accounting policies of the Fund. The policies are in conformity with accounting principles generally accepted in the United States of America.

A  Investment Valuation — The following methodologies are used to determine the market value or fair value of investments.

Equity Securities. Equity securities listed on a U.S. securities exchange generally are valued at the last sale or closing price on the day of valuation or, if no sales took place on such date, at the mean between the closing bid and asked prices therefore on the exchange where such securities are principally traded. Equity securities listed on the NASDAQ Global or Global Select Market generally are valued at the NASDAQ official closing price. Unlisted or listed securities for which closing sales prices or closing quotations are not available are valued at the mean between the latest available bid and asked prices.

Debt Obligations. Short-term obligations purchased with a remaining maturity of sixty days or less are generally valued at amortized cost, which approximates market value.

Derivatives. Exchange-traded options are valued at the mean between the bid and asked prices at valuation time as reported by the Options Price Reporting Authority for U.S. listed options or by the relevant exchange or board of trade for non-U.S. listed options. Over-the-counter options are valued by a third party pricing service using techniques that consider factors including the value of the underlying instrument, the volatility of the underlying instrument and the period of time until option expiration.

Foreign Currencies. Foreign currencies are valued in U.S. dollars, based on foreign currency exchange rate quotations supplied by a third party pricing service. The pricing service uses a proprietary model to determine the exchange rate. Inputs to the model include reported trades and implied bid/ask spreads.

Affiliated Funds. The Fund may invest in Eaton Vance Cash Reserves Fund, LLC (Cash Reserves Fund) and Eaton Vance Cash Collateral Fund, LLC (Cash Collateral Fund), affiliated investment companies managed by Eaton Vance Management (EVM). The value of the Fund’s investment in Cash Reserves Fund and Cash Collateral Fund reflects the Fund’s proportionate interest in each of their net assets. Cash Reserves Fund and Cash Collateral Fund generally value their investment securities utilizing the amortized cost valuation technique in accordance with Rule 2a-7 under the 1940 Act. This technique involves initially valuing a portfolio security at its cost and thereafter assuming a constant amortization to maturity of any discount or premium. If amortized cost is determined not to approximate fair value, Cash Reserves Fund and Cash Collateral Fund may value their investment securities based on available market quotations provided by a third party pricing service.

Fair Valuation. Investments for which valuations or market quotations are not readily available or are deemed unreliable are valued at fair value using methods determined in good faith by or at the direction of the Trustees of the Fund in a manner that fairly reflects the security’s value, or the amount that the Fund might reasonably expect to receive for the security upon its current sale in the ordinary course. Each such determination is based on a consideration of relevant factors, which are likely to vary from one pricing context to another. These factors may include, but are not limited to, the type of security, the existence of any contractual restrictions on the security’s disposition, the price and extent of public trading in similar securities of the issuer or of comparable companies or entities, quotations or relevant information obtained from broker/dealers or other market participants, information obtained from the issuer, analysts, and/or the appropriate stock exchange (for exchange-traded securities), an analysis of the company’s or entity’s financial condition, and an evaluation of the forces that influence the issuer and the market(s) in which the security is purchased and sold.

B  Investment Transactions — Investment transactions for financial statement purposes are accounted for on a trade date basis. Realized gains and losses on investments sold are determined on the basis of identified cost.

C  Income — Dividend income is recorded on the ex-dividend date for dividends received in cash and/or securities. However, if the ex-dividend date has passed, certain dividends from foreign securities are recorded as the Fund is informed of the ex-dividend date. Withholding taxes on foreign dividends and capital gains have been provided for in accordance with the Fund’s understanding of the applicable countries’ tax rules and rates. Interest income is recorded on the basis of interest accrued, adjusted for amortization of premium or accretion of discount.

D  Federal Taxes — The Fund’s policy is to comply with the provisions of the Internal Revenue Code applicable to regulated investment companies and to distribute to shareholders each year substantially all of its net investment income, and all or substantially all of its net realized capital gains. Accordingly, no provision for federal income or excise tax is necessary.

17

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Notes to Financial Statements — continued

At August 31, 2014, the Fund, for federal income tax purposes, had a capital loss carryforward of $47,890,552 which will reduce its taxable income arising from future net realized gains on investment transactions, if any, to the extent permitted by the Internal Revenue Code, and thus will reduce the amount of distributions to shareholders, which would otherwise be necessary to relieve the Fund of any liability for federal income or excise tax. Such capital loss carryforward will expire on August 31, 2016 ($6,478,117), August 31, 2017 ($21,546,966) and August 31, 2018 ($19,865,469) and its character is short-term. In addition, such capital loss carryforward cannot be utilized prior to the utilization of new capital losses, if any, created after August 31, 2014. A capital loss carryforward of $13,019,954 included in the amounts above is available to the Fund as a result of a reorganization on November 5, 2010. Utilization of this capital loss carryforward may be limited in accordance with certain income tax regulations.

During the year ended August 31, 2014, a capital loss carryforward of $15,152,752 was utilized to offset net realized gains by the Fund.

Additionally, at August 31, 2014, the Fund had a net capital loss of $21,220 attributable to security transactions incurred after October 31, 2013 that it elected to defer. This net capital loss is treated as arising on the first day of the Fund’s taxable year ending August 31, 2015. At August 31, 2014, the Fund also had a late year ordinary loss of $482,413 which it has elected to defer to the following taxable year pursuant to income tax regulations. Late year ordinary losses represent certain specified losses realized in that portion of a taxable year after October 31 that are treated as ordinary for tax purposes plus ordinary losses attributable to that portion of a taxable year after December 31.

As of August 31, 2014, the Fund had no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure. The Fund files a U.S. federal income tax return annually after its fiscal year-end, which is subject to examination by the Internal Revenue Service for a period of three years from the date of filing.

E  Expenses — The majority of expenses of the Trust are directly identifiable to an individual fund. Expenses which are not readily identifiable to a specific fund are allocated taking into consideration, among other things, the nature and type of expense and the relative size of the funds.

F  Expense Reduction — State Street Bank and Trust Company (SSBT) serves as custodian of the Fund. Pursuant to the custodian agreement, SSBT receives a fee reduced by credits, which are determined based on the average daily cash balance the Fund maintains with SSBT. All credit balances, if any, used to reduce the Fund’s custodian fees are reported as a reduction of expenses in the Statement of Operations.

G  Foreign Currency Translation — Other assets and liabilities initially expressed in foreign currencies are translated each business day into U.S. dollars based upon current exchange rates. Income and expenses denominated in foreign currencies are translated into U.S. dollars based upon currency exchange rates in effect on the respective dates of such transactions.

H  Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

I  Indemnifications — Under the Trust’s organizational documents, its officers and Trustees may be indemnified against certain liabilities and expenses arising out of the performance of their duties to the Fund. Under Massachusetts law, if certain conditions prevail, shareholders of a Massachusetts business trust (such as the Trust) could be deemed to have personal liability for the obligations of the Trust. However, the Trust’s Declaration of Trust contains an express disclaimer of liability on the part of Fund shareholders and the By-laws provide that the Trust shall assume the defense on behalf of any Fund shareholders. Moreover, the By-laws also provide for indemnification out of Fund property of any shareholder held personally liable solely by reason of being or having been a shareholder for all loss or expense arising from such liability. Additionally, in the normal course of business, the Fund enters into agreements with service providers that may contain indemnification clauses. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet occurred.

J  Written Options — Upon the writing of a call or a put option, the premium received by the Fund is included in the Statement of Assets and Liabilities as a liability. The amount of the liability is subsequently marked-to-market to reflect the current market value of the option written, in accordance with the Fund’s policies on investment valuations discussed above. Premiums received from writing options which expire are treated as realized gains. Premiums received from writing options which are exercised or are closed are added to or offset against the proceeds or amount paid on the transaction to determine the realized gain or loss. When an index option is exercised, the Fund is required to deliver an amount of cash determined by the excess of the strike price of the option over the value of the index (in the case of a put) or the excess of the value of the index over the strike price of the option (in the case of a call) at contract termination. If a put option on a security is exercised, the premium reduces the cost basis of the securities purchased by the Fund. The Fund, as a writer of an option, may have no control over whether the underlying securities or other assets may be sold (call) or purchased (put) and, as a result, bears the market risk of an unfavorable change in the price of the securities or other assets underlying the written option. The Fund may also bear the risk of not being able to enter into a closing transaction if a liquid secondary market does not exist.

K  Purchased Options — Upon the purchase of a call or put option, the premium paid by the Fund is included in the Statement of Assets and Liabilities as an investment. The amount of the investment is subsequently marked-to-market to reflect the current market value of the option purchased, in accordance with the Fund’s policies on investment valuations discussed above. As the purchaser of an index option, the Fund has the right to receive a cash payment equal to any depreciation in the value of the index below the strike price of the option (in the case of a put) or equal to any appreciation in the value of the index over the strike price of the option (in the case of a call) as of the valuation date of the option. If an option which the Fund had purchased expires on the stipulated expiration date, the Fund will realize a loss in the amount of the cost of the option. If the Fund enters into a closing sale transaction, the

18

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Notes to Financial Statements — continued

Fund will realize a gain or loss, depending on whether the sales proceeds from the closing sale transaction are greater or less than the cost of the option. If the Fund exercises a put option on a security, it will realize a gain or loss from the sale of the underlying security, and the proceeds from such sale will be decreased by the premium originally paid. If the Fund exercises a call option on a security, the cost of the security which the Fund purchases upon exercise will be increased by the premium originally paid. The risk associated with purchasing options is limited to the premium originally paid.

2  Distributions to Shareholders

It is the present policy of the Fund to make at least one distribution annually (normally in December) of all or substantially all of its net investment income and to distribute annually all or substantially all of its net realized capital gains (reduced by available capital loss carryforwards from prior years). Distributions to shareholders are recorded on the ex-dividend date. Distributions are declared separately for each class of shares. Shareholders may reinvest income and capital gain distributions in additional shares of the same class of the Fund at the net asset value as of the ex-dividend date or, at the election of the shareholder, receive distributions in cash. The Fund distinguishes between distributions on a tax basis and a financial reporting basis. Accounting principles generally accepted in the United States of America require that only distributions in excess of tax basis earnings and profits be reported in the financial statements as a return of capital. Permanent differences between book and tax accounting relating to distributions are reclassified to paid-in capital. For tax purposes, distributions from short-term capital gains are considered to be from ordinary income.

During the year ended August 31, 2014, accumulated net realized loss was decreased by $11,439, accumulated net investment loss was decreased by $754,167 and paid-in capital was decreased by $765,606 due to differences between book and tax accounting, primarily for net operating losses, investments in partnerships and foreign currency gain (loss). These reclassifications had no effect on the net assets or net asset value per share of the Fund.

As of August 31, 2014, the components of distributable earnings (accumulated losses) and unrealized appreciation (depreciation) on a tax basis were as follows:

Capital loss carryfoward and post October capital losses	$(47,911,772)
Late year ordinary losses	$(482,413)
Net unrealized appreciation	$49,179,831

The differences between components of distributable earnings (accumulated losses) on a tax basis and the amounts reflected in the Statement of Assets and Liabilities are primarily due to wash sales and investments in partnerships.

3  Investment Adviser Fee and Other Transactions with Affiliates

The investment adviser fee is earned by Boston Management and Research (BMR), a subsidiary of EVM, as compensation for management and investment advisory services rendered to the Fund. The fee is computed at an annual rate of 0.625% of the Fund’s average daily net assets up to and including $300 million and 0.50% on average daily net assets over $300 million and is payable monthly. For the year ended August 31, 2014, the Fund’s investment adviser fee amounted to $979,596 or 0.625% of the Fund’s average daily net assets. The Fund invests its cash in Cash Reserves Fund. EVM does not currently receive a fee for advisory services provided to Cash Reserves Fund.

EVM serves as the administrator to the Fund, but receives no compensation. EVM provides sub-transfer agency and related services to the Fund pursuant to a Sub-Transfer Agency Support Services Agreement. For the year ended August 31, 2014, EVM earned $28,833 from the Fund pursuant to such agreement, which is included in transfer and dividend disbursing agent fees on the Statement of Operations. The Fund was informed that Eaton Vance Distributors, Inc. (EVD), an affiliate of EVM and the Fund’s principal underwriter, received $9,932 as its portion of the sales charge on sales of Class A shares for the year ended August 31, 2014. EVD also received distribution and service fees from Class A, Class B and Class C shares (see Note 4) and contingent deferred sales charges (see Note 5).

Trustees and officers of the Fund who are members of EVM’s or BMR’s organizations receive remuneration for their services to the Fund out of the investment adviser fee. Trustees of the Fund who are not affiliated with the investment adviser and administrator may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of the Trustees Deferred Compensation Plan. For the year ended August 31, 2014, no significant amounts have been deferred. Certain officers and Trustees of the Fund are officers of the above organizations.

4  Distribution Plans

The Fund has in effect a distribution plan for Class A shares (Class A Plan) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Class A Plan, the Fund pays EVD a distribution and service fee of 0.25% per annum of its average daily net assets attributable to Class A shares for distribution services and facilities provided to the Fund by EVD, as well as for personal services and/or the maintenance of shareholder accounts. Distribution and service fees paid or accrued to EVD for the year ended August 31, 2014 amounted to $282,691 for Class A shares.

19

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Notes to Financial Statements — continued

The Fund also has in effect distribution plans for Class B shares (Class B Plan) and Class C shares (Class C Plan) pursuant to Rule 12b-1 under the 1940 Act. Pursuant to the Class B and Class C Plans, the Fund pays EVD amounts equal to 0.75% per annum of its average daily net assets attributable to Class B and Class C shares for providing ongoing distribution services and facilities to the Fund. For the year ended August 31, 2014, the Fund paid or accrued to EVD $44,784 and $142,888 for Class B and Class C shares, respectively.

Pursuant to the Class B and Class C Plans, the Fund also makes payments of service fees to EVD, financial intermediaries and other persons in amounts equal to 0.25% per annum of its average daily net assets attributable to that class. Service fees paid or accrued are for personal services and/or the maintenance of shareholder accounts. They are separate and distinct from the sales commissions and distribution fees payable to EVD. Service fees paid or accrued for the year ended August 31, 2014 amounted to $14,928 and $47,629 for Class B and Class C shares, respectively.

Distribution and service fees are subject to the limitations contained in the Financial Industry Regulatory Authority’s NASD Conduct Rule 2830(d) and for Class B, are further limited to a 5% maximum sales charge as determined in accordance with such rule.

5  Contingent Deferred Sales Charges

A contingent deferred sales charge (CDSC) generally is imposed on redemptions of Class B shares made within six years of purchase and on redemptions of Class C shares made within one year of purchase. Class A shares may be subject to a 1% CDSC if redeemed within 18 months of purchase (depending on the circumstances of purchase). Generally, the CDSC is based upon the lower of the net asset value at date of redemption or date of purchase. No charge is levied on shares acquired by reinvestment of dividends or capital gain distributions. The CDSC for Class B shares is imposed at declining rates that begin at 5% in the case of redemptions in the first and second year after purchase, declining one percentage point each subsequent year. Class C shares are subject to a 1% CDSC if redeemed within one year of purchase. For the year ended August 31, 2014, the Fund was informed that EVD received less than $100 and approximately $5,000 and $600 of CDSCs paid by Class A, Class B and Class C shareholders, respectively.

6  Purchases and Sales of Investments

Purchases and sales of investments, other than short-term obligations, aggregated $48,416,288 and $73,597,949, respectively, for the year ended August 31, 2014.

7  Shares of Beneficial Interest

The Fund’s Declaration of Trust permits the Trustees to issue an unlimited number of full and fractional shares of beneficial interest (without par value). Such shares may be issued in a number of different series (such as the Fund) and classes. Transactions in Fund shares were as follows:

	Year Ended August 31,
Class A	2014	2013

Sales	407,254	588,603
Redemptions	(1,923,379)	(3,690,929)
Exchange from Class B shares	78,360	54,890

Net decrease	(1,437,765)	(3,047,436)

	Year Ended August 31,
Class B	2014	2013

Sales	31,233	44,518
Redemptions	(111,950)	(176,947)
Exchange to Class A shares	(82,860)	(57,570)

Net decrease	(163,577)	(189,999)

20

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Notes to Financial Statements — continued

	Year Ended August 31,
Class C	2014	2013

Sales	200,960	237,455
Redemptions	(285,439)	(644,836)

Net decrease	(84,479)	(407,381)

	Year Ended August 31,
Class I	2014	2013

Sales	346,874	1,632,964
Redemptions	(425,657)	(210,327)

Net increase (decrease)	(78,783)	1,422,637

8  Federal Income Tax Basis of Investments

The cost and unrealized appreciation (depreciation) of investments of the Fund at August 31, 2014, as determined on a federal income tax basis, were as follows:

Aggregate cost	$113,149,821

Gross unrealized appreciation	$49,684,733
Gross unrealized depreciation	(508,709)

Net unrealized appreciation	$49,176,024

9  Financial Instruments

The Fund may trade in financial instruments with off-balance sheet risk in the normal course of its investing activities. These financial instruments may include written options and may involve, to a varying degree, elements of risk in excess of the amounts recognized for financial statement purposes. The notional or contractual amounts of these instruments represent the investment the Fund has in particular classes of financial instruments and do not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered.

At August 31, 2014, there were no obligations outstanding under these financial instruments.

Written options activity for the year ended August 31, 2014 was as follows:

	Number of Contracts	Premiums Received

Outstanding, beginning of year	1,164	$115,487
Options written	1,473	134,775
Options terminated in closing purchase transactions	(888)	(71,416)
Options exercised	(800)	(99,046)
Options expired	(949)	(79,800)

Outstanding, end of year	—	$—

The Fund is subject to equity price risk in the normal course of pursuing its investment objective. During the year ended August 31, 2014, the Fund entered into option transactions on individual securities that it holds to generate premium income. The Fund also entered into a combination of option transactions on an individual security to seek return and/or seek to reduce the Fund’s exposure to a decline in the stock price.

21

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Notes to Financial Statements — continued

The effect of derivative instruments (not considered to be hedging instruments for accounting disclosure purposes) on the Statement of Operations and whose primary underlying risk exposure is equity price risk for the year ended August 31, 2014 was as follows:

Derivative	Realized Gain (Loss) on Derivatives Recognized in Income(1)	Change in Unrealized Appreciation (Depreciation) on Derivatives Recognized in Income(2)

Purchased options	$(72,395)	$—
Written options	34,777	(16,729)

Total	$(37,618)	$(16,729)

(1)	Statement of Operations location: Net realized gain (loss) – Investment transactions and Written options, respectively.

(2)	Statement of Operations location: Change in unrealized appreciation (depreciation) – Investments and Written options, respectively.

The average number of purchased options contracts outstanding during the year ended August 31, 2014, which is indicative of the volume of this derivative type, was 30 contracts.

10  Line of Credit

The Fund participates with other portfolios and funds managed by EVM and its affiliates in a $750 million unsecured line of credit agreement with a group of banks. Borrowings are made by the Fund solely to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Interest is charged to the Fund based on its borrowings at an amount above either the Eurodollar rate or Federal Funds rate. In addition, a fee computed at an annual rate of 0.08% on the daily unused portion of the line of credit is allocated among the participating portfolios and funds at the end of each quarter. Because the line of credit is not available exclusively to the Fund, it may be unable to borrow some or all of its requested amounts at any particular time. The Fund did not have any significant borrowings or allocated fees during the year ended August 31, 2014.

11  Securities Lending Agreement

The Fund has established a securities lending agreement with SSBT as securities lending agent in which the Fund lends portfolio securities to qualified borrowers in exchange for collateral consisting of either cash or U.S. Government securities in an amount at least equal to the market value of the securities on loan. The market value of securities loaned is determined daily and any additional required collateral is delivered to the Fund on the next business day. Cash collateral is invested in Cash Collateral Fund. The Fund earns interest on the amount invested in Cash Collateral Fund but it must pay (and at times receive from) the broker a loan rebate fee computed as a varying percentage of the collateral received. Income earned by the Fund from its investment in Cash Collateral Fund, prior to rebates and fees, for the year ended August 31, 2014 amounted to $1,818.

The Fund is subject to possible delay in the recovery of loaned securities. Pursuant to the securities lending agreement, SSBT has provided indemnification to the Fund in the event of default by a borrower with respect to a loan. The Fund bears the risk of loss with respect to the investment of cash collateral in Cash Collateral Fund. At August 31, 2014, the Fund had no securities on loan.

12  Fair Value Measurements

Under generally accepted accounting principles for fair value measurements, a three-tier hierarchy to prioritize the assumptions, referred to as inputs, is used in valuation techniques to measure fair value. The three-tier hierarchy of inputs is summarized in the three broad levels listed below.

•	Level 1 – quoted prices in active markets for identical investments

•	Level 2 – other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 – significant unobservable inputs (including a fund’s own assumptions in determining the fair value of investments)

In cases where the inputs used to measure fair value fall in different levels of the fair value hierarchy, the level disclosed is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

22

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Notes to Financial Statements — continued

At August 31, 2014, the hierarchy of inputs used in valuing the Fund’s investments, which are carried at value, were as follows:

Asset Description	Level 1		Level 2	Level 3	Total

Common Stocks	$155,376,446	*	$—	$—	$155,376,446
Short-Term Investments	—		6,949,399	—	6,949,399

Total Investments	$155,376,446		$6,949,399	$—	$162,325,845

*	The level classification by major category of investments is the same as the category presentation in the Portfolio of Investments.

The Fund held no investments or other financial instruments as of August 31, 2013 whose fair value was determined using Level 3 inputs. At August 31, 2014, there were no investments transferred between Level 1 and Level 2 during the year then ended.

13  Proposed Plan of Reorganization

In August 2014, the Trustees of the Fund approved an Agreement and Plan of Reorganization (the Agreement) whereby Eaton Vance Large-Cap Growth Fund (to be renamed Eaton Vance Growth Fund on October 31, 2014) would acquire substantially all the assets and assume substantially all the liabilities of the Fund in exchange for shares of Eaton Vance Large-Cap Growth Fund. The proposed reorganization is subject to approval by the shareholders of the Fund. In connection with the proposed reorganization, the Fund was closed to new investors, with limited exceptions, after the close of business on September 19, 2014.

23

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Report of Independent Registered Public Accounting Firm

To the Trustees of Eaton Vance Growth Trust and Shareholders of Eaton Vance Multi-Cap Growth Fund:

We have audited the accompanying statement of assets and liabilities of Eaton Vance Multi-Cap Growth Fund (the “Fund”) (one of the funds constituting Eaton Vance Growth Trust), including the portfolio of investments, as of August 31, 2014, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of August 31, 2014, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Eaton Vance Multi-Cap Growth Fund as of August 31, 2014, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

October 14, 2014

24

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Federal Tax Information (Unaudited)

Shareholders are advised to consult their own tax adviser with respect to the tax consequences of their investment in the Fund.

25

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Special Meeting of Shareholders (Unaudited)

The Fund held a Special Meeting of Shareholders on May 29, 2014 to elect five Trustees. The results of the vote were as follows:

	Number of Shares(1)
Nominee for Trustee	For	Withheld
Scott E. Eston	9,764,367	242,495
Cynthia E. Frost	9,815,843	191,018
George J. Gorman	9,764,221	242,641
Valerie A. Mosley	9,826,186	180,676
Harriett Tee Taggart	9,827,334	179,527

(1)	Excludes fractional shares.

26

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Board of Trustees’ Contract Approval

Overview of the Contract Review Process

The Investment Company Act of 1940, as amended (the “1940 Act”), provides, in substance, that each investment advisory agreement between a fund and its investment adviser will continue in effect from year to year only if its continuation is approved at least annually by the fund’s board of trustees, including by a vote of a majority of the trustees who are not “interested persons” of the fund (“Independent Trustees”), cast in person at a meeting called for the purpose of considering such approval.

At a meeting of the Boards of Trustees (each a “Board”) of the Eaton Vance group of mutual funds (the “Eaton Vance Funds”) held on April 28, 2014, the Board, including a majority of the Independent Trustees, voted to approve continuation of existing advisory and sub-advisory agreements for the Eaton Vance Funds for an additional one-year period. In voting its approval, the Board relied upon the affirmative recommendation of the Contract Review Committee of the Board, which is a committee comprised exclusively of Independent Trustees. Prior to making its recommendation, the Contract Review Committee reviewed information furnished by each adviser to the Eaton Vance Funds (including information specifically requested by the Board) for a series of meetings of the Contract Review Committee held between February and April 2014, as well as information considered throughout the year at meetings of the Board and its committees. Such information included, among other things, the following:

Information about Fees, Performance and Expenses

•	An independent report comparing the advisory and related fees paid by each fund with fees paid by comparable funds;

•	An independent report comparing each fund’s total expense ratio and its components to comparable funds;

•

An independent report comparing the investment performance of each fund (including, where relevant, yield data, Sharpe ratios and information ratios) to the investment performance of comparable funds over various time periods;

•	Data regarding investment performance in comparison to benchmark indices and customized peer groups identified by the adviser in consultation with the Board;

•

For each fund, comparative information concerning the fees charged and the services provided by each adviser in managing other accounts (including mutual funds, other collective investment funds and institutional accounts) using investment strategies and techniques similar to those used in managing such fund;

•	Profitability analyses for each adviser with respect to each fund;

Information about Portfolio Management and Trading

•	Descriptions of the investment management services provided to each fund, including the investment strategies and processes employed, and any changes in portfolio management processes and personnel;

•

Information about the allocation of brokerage and the benefits received by each adviser as a result of brokerage allocation, including information concerning the acquisition of research through client commission arrangements and the fund’s policies with respect to “soft dollar” arrangements;

•	Data relating to portfolio turnover rates of each fund;

•	The procedures and processes used to determine the fair value of fund assets and actions taken to monitor and test the effectiveness of such procedures and processes;

•	Information about each adviser’s processes for monitoring best execution of portfolio transactions, and other policies and practices of each adviser with respect to trading;

Information about each Adviser

•	Reports detailing the financial results and condition of each adviser;

•

Descriptions of the qualifications, education and experience of the individual investment professionals whose responsibilities include portfolio management and investment research for the funds, and information relating to their compensation and responsibilities with respect to managing other mutual funds and investment accounts;

•	Copies of the Codes of Ethics of each adviser and its affiliates, together with information relating to compliance with and the administration of such codes;

•	Copies of or descriptions of each adviser’s policies and procedures relating to proxy voting, the handling of corporate actions and class actions;

•

Information concerning the resources devoted to compliance efforts undertaken by each adviser and its affiliates on behalf of the funds (including descriptions of various compliance programs) and their record of compliance with investment policies and restrictions, including policies with respect to market-timing, late trading and selective portfolio disclosure, and with policies on personal securities transactions;

•	Descriptions of the business continuity and disaster recovery plans of each adviser and its affiliates;

•

A description of Eaton Vance Management’s procedures for overseeing third party advisers and sub-advisers, including with respect to regulatory and compliance issues, investment management and other matters;

27

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Board of Trustees’ Contract Approval — continued

Other Relevant Information

•	Information concerning the nature, cost and character of the administrative and other non-investment management services provided by Eaton Vance Management and its affiliates;

•	Information concerning management of the relationship with the custodian, subcustodians and fund accountants by each adviser or the funds’ administrator; and

•	The terms of each advisory agreement.

Over the course of the twelve-month period ended April 30, 2014, with respect to one or more funds, the Board met nine times and the Contract Review Committee, the Audit Committee, the Governance Committee, the Portfolio Management Committee and the Compliance Reports and Regulatory Matters Committee, each of which is a Committee comprised solely of Independent Trustees, met seven, seventeen, eleven, six and ten times respectively. At such meetings, the Trustees participated in investment and performance reviews with the portfolio managers and other investment professionals of each adviser relating to each fund, and considered the investment and trading strategies used in pursuing each fund’s investment objective, including, where relevant, the use of derivative instruments, as well as processes for monitoring best execution of portfolio transactions and risk management techniques. The Board and its Committees also evaluated issues pertaining to industry and regulatory developments, compliance procedures, fund governance and other issues with respect to the funds, and received and participated in reports and presentations provided by Eaton Vance Management and other fund advisers with respect to such matters.

For funds that invest through one or more underlying portfolios, the Board considered similar information about the portfolio(s) when considering the approval of advisory agreements. In addition, in cases where the fund’s investment adviser has engaged a sub-adviser, the Board considered similar information about the sub-adviser when considering the approval of any sub-advisory agreement.

The Contract Review Committee was assisted throughout the contract review process by Goodwin Procter LLP, legal counsel for the Independent Trustees. The members of the Contract Review Committee relied upon the advice of such counsel and their own business judgment in determining the material factors to be considered in evaluating each advisory and sub-advisory agreement and the weight to be given to each such factor. The conclusions reached with respect to each advisory and sub-advisory agreement were based on a comprehensive evaluation of all the information provided and not any single factor. Moreover, each member of the Contract Review Committee may have placed varying emphasis on particular factors in reaching conclusions with respect to each advisory and sub-advisory agreement. In evaluating each advisory and sub-advisory agreement, including the specific fee structures and other terms of the agreements, the Contract Review Committee was informed by multiple years of analysis and discussion among the Independent Trustees and the Funds’ advisers and sub-advisers.

Results of the Process

Based on its consideration of the foregoing, and such other information as it deemed relevant, including the factors and conclusions described below, the Contract Review Committee concluded that the continuation of the investment advisory agreement of Eaton Vance Multi-Cap Growth Fund (the “Fund”) with Boston Management and Research (the “Adviser”), an affiliate of Eaton Vance Management, including its fee structure, is in the interests of shareholders and, therefore, the Contract Review Committee recommended to the Board approval of the agreement. The Board accepted the recommendation of the Contract Review Committee as well as the factors considered and conclusions reached by the Contract Review Committee with respect to the agreement. Accordingly, the Board, including a majority of the Independent Trustees, voted to approve continuation of the investment advisory agreement for the Fund.

Nature, Extent and Quality of Services

In considering whether to approve the investment advisory agreement of the Fund, the Board evaluated the nature, extent and quality of services provided to the Fund by the Adviser.

The Board considered the Adviser’s management capabilities and investment process with respect to the types of investments held by the Fund, including the education, experience and number of its investment professionals and other personnel who provide portfolio management, investment research, and similar services to the Fund, including recent changes to such personnel. The Board specifically noted that the Adviser has devoted extensive resources to in-house equity research and also draws upon independent research available from third-party sources. The Board also took into account the resources dedicated to portfolio management and other services, including the compensation methods of the Adviser to recruit and retain investment personnel, and the time and attention devoted to the Fund by senior management.

The Board reviewed the compliance programs of the Adviser and relevant affiliates thereof. Among other matters, the Board considered compliance and reporting matters relating to personal trading by investment personnel, selective disclosure of portfolio holdings, late trading, frequent trading, portfolio valuation, business continuity and the allocation of investment opportunities. The Board also evaluated the responses of the Adviser and its affiliates to requests in recent years from regulatory authorities such as the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

28

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Board of Trustees’ Contract Approval — continued

The Board considered shareholder and other administrative services provided or managed by Eaton Vance Management and its affiliates, including transfer agency and accounting services. The Board evaluated the benefits to shareholders of investing in a fund that is a part of a large family of funds, including the ability, in many cases, to exchange an investment among different funds without incurring additional sales charges.

After consideration of the foregoing factors, among others, the Board concluded that the nature, extent and quality of services provided by the Adviser, taken as a whole, are appropriate and consistent with the terms of the investment advisory agreement.

Fund Performance

The Board compared the Fund’s investment performance to a relevant universe of similarly managed funds identified by an independent data provider and appropriate benchmark indices. The Board reviewed comparative performance data for the one-, three-, five- and ten-year periods ended September 30, 2013 for the Fund. The Board considered various factors that contributed to the Fund’s relative underperformance during the three-year period, as well as the active and ongoing steps the Adviser had taken to improve performance, including changes in the equity group’s leadership, portfolio management staffing and analysts group. The Board concluded that it was satisfied with the steps taken by the Adviser to improve performance and that it was appropriate to allow additional time to evaluate the effectiveness of those steps.

Management Fees and Expenses

The Board reviewed contractual fee rates for investment advisory and administrative services by the Fund (referred to as “management fees”). As part of its review, the Board considered the management fees and the Fund’s total expense ratio for the year ended September 30, 2013, as compared to a group of similarly managed funds selected by an independent data provider. The Board also considered factors that had an impact on Fund expense ratios, as identified by management in response to inquiries from the Contract Review Committee, as well as actions taken by management in recent years to reduce expenses at the fund complex level, including the negotiation of reduced fees for transfer agency and custody services.

After reviewing the foregoing information, and in light of the nature, extent and quality of the services provided by the Adviser, the Board concluded that the management fees charged for advisory and related services are reasonable.

Profitability

The Board reviewed the level of profits realized by the Adviser and relevant affiliates thereof in providing investment advisory and administrative services to the Fund and to all Eaton Vance Funds as a group. The Board considered the level of profits realized without regard to revenue sharing or other payments by the Adviser and its affiliates to third parties in respect of distribution services. The Board also considered other direct or indirect benefits received by the Adviser and its affiliates in connection with their relationships with the Fund, including the benefits of research services that may be available to the Adviser as a result of securities transactions effected for the Fund and other investment advisory clients.

The Board concluded that, in light of the foregoing factors and the nature, extent and quality of the services rendered, the profits realized by the Adviser and its affiliates are reasonable.

Economies of Scale

In reviewing management fees and profitability, the Board also considered the extent to which the Adviser and its affiliates, on the one hand, and the Fund, on the other hand, can expect to realize benefits from economies of scale as the assets of the Fund increase. The Board acknowledged the difficulty in accurately measuring the benefits resulting from the economies of scale with respect to the management of any specific fund or group of funds. The Board reviewed data summarizing the increases and decreases in the assets of the Fund and of all Eaton Vance Funds as a group over various time periods, and evaluated the extent to which the total expense ratio of the Fund and the profitability of the Adviser and its affiliates may have been affected by such increases or decreases. Based upon the foregoing, the Board concluded that the Fund currently shares in the benefits from economies of scale. The Board also concluded that, assuming reasonably foreseeable increases in the assets of the Fund, the structure of the advisory fee, which includes breakpoints at several asset levels, will allow the Fund to continue to benefit from economies of scale in the future.

29

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Management and Organization

Fund Management.  The Trustees of Eaton Vance Growth Trust (the Trust) are responsible for the overall management and supervision of the Trust’s affairs. The Trustees and officers of the Trust are listed below. Except as indicated, each individual has held the office shown or other offices in the same company for the last five years. Trustees and officers of the Trust hold indefinite terms of office. The “Noninterested Trustees” consist of those Trustees who are not “interested persons” of the Trust, as that term is defined under the 1940 Act. The business address of each Trustee and officer is Two International Place, Boston, Massachusetts 02110. As used below, “EVC” refers to Eaton Vance Corp., “EV” refers to Eaton Vance, Inc., “EVM” refers to Eaton Vance Management, “BMR” refers to Boston Management and Research and “EVD” refers to Eaton Vance Distributors, Inc. EVC and EV are the corporate parent and trustee, respectively, of EVM and BMR. EVD is the Fund’s principal underwriter and a wholly-owned subsidiary of EVC. Each officer affiliated with Eaton Vance may hold a position with other Eaton Vance affiliates that is comparable to his or her position with EVM listed below. Each Trustee oversees 177 portfolios in the Eaton Vance Complex (including all master and feeder funds in a master feeder structure). Each officer serves as an officer of certain other Eaton Vance funds. Each Trustee and officer serves until his or her successor is elected.

Name and Year of Birth	Position(s) with the Trust	Trustee Since(1)	Principal Occupation(s) and Directorships During Past Five Years and Other Relevant Experience
Interested Trustee

Thomas E. Faust Jr. 1958	Trustee	2007

Chairman, Chief Executive Officer and President of EVC, Director and President of EV, Chief Executive Officer and President of EVM and BMR, and Director of EVD. Trustee and/or officer of 177 registered investment companies. Mr. Faust is an interested person because of his positions with EVM, BMR, EVD, EVC and EV, which are affiliates of the Trust.

Directorships in the Last Five Years.(2) Director of EVC and Hexavest Inc.

Noninterested Trustees

Scott E. Eston 1956	Trustee	2011

Private investor. Formerly held various positions at Grantham, Mayo, Van Otterloo and Co., L.L.C. (investment management firm) (1997-2009), including Chief Operating Officer (2002-2009), Chief Financial Officer (1997-2009) and Chairman of the Executive Committee (2002-2008); President and Principal Executive Officer, GMO Trust (open-end registered investment company) (2006-2009). Former Partner, Coopers and Lybrand L.L.P. (now PricewaterhouseCoopers) (public accounting firm) (1987-1997).

Directorships in the Last Five Years.(2) None.

Cynthia E. Frost(3) 1961	Trustee	2014

Private investor. Formerly, Chief Investment Officer of Brown University (university endowment) (2000-2012); Portfolio Strategist for Duke Management Company (university endowment manager) (1995-2000); Managing Director, Cambridge Associates (1989-1995); Consultant, Bain and Company (1987-1989); Senior Equity Analyst, BA Investment Management Company (1983-1985).

Directorships in the Last Five Years. None.

George J. Gorman(3) 1952	Trustee	2014

Principal at George J. Gorman LLC (consulting firm). Formerly, Senior Partner at Ernst & Young LLP (public accounting firm) (1974-2009).

Directorships in the Last Five Years. Trustee of the Bank of America Money Market Funds Series Trust (2011-2014) and of the Ashmore Funds (2010-2014).

Valerie A. Mosley(4) 1960	Trustee	2014

Chairwoman and Chief Executive Officer of Valmo Ventures (a consulting and investment firm). Former Partner and Senior Vice President, Portfolio Manager and Investment Strategist at Wellington Management Company, LLP (investment management firm) (1992-2012). Former Chief Investment Officer, PG Corbin Asset Management (1990-1992). Formerly worked in institutional corporate bond sales at Kidder Peabody (1986-1990).

Directorships in the Last Five Years.(2) Director of Dynex Capital, Inc. (mortgage REIT) (since 2013).

William H. Park 1947	Trustee	2003

Consultant and private investor. Formerly, Chief Financial Officer, Aveon Group L.P. (investment management firm) (2010-2011). Formerly, Vice Chairman, Commercial Industrial Finance Corp. (specialty finance company) (2006-2010). Formerly, President and Chief Executive Officer, Prizm Capital Management, LLC (investment management firm) (2002-2005). Formerly, Executive Vice President and Chief Financial Officer, United Asset Management Corporation (investment management firm) (1982-2001). Formerly, Senior Manager, Price Waterhouse (now PricewaterhouseCoopers) (an independent registered public accounting firm) (1972-1981).

Directorships in the Last Five Years.(2) None.

30

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Management and Organization — continued

Name and Year of Birth	Position(s) with the Trust	Trustee Since(1)	Principal Occupation(s) and Directorships During Past Five Years and Other Relevant Experience
Noninterested Trustees (continued)

Ronald A. Pearlman 1940	Trustee	2003

Lawyer and consultant. Formerly, Professor of Law, Georgetown University Law Center (1999-2014). Formerly, Partner, Covington & Burling LLP (law firm) (1991-2000). Formerly, Chief of Staff, Joint Committee on Taxation, U.S. Congress (1988-1990). Formerly, Deputy Assistant Secretary (Tax Policy) and Assistant Secretary (Tax Policy), U.S. Department of the Treasury (1983-1985).

Directorships in the Last Five Years.(2) None.

Helen Frame Peters 1948	Trustee	2008

Professor of Finance, Carroll School of Management, Boston College. Formerly, Dean, Carroll School of Management, Boston College (2000-2002). Formerly, Chief Investment Officer, Fixed Income, Scudder Kemper Investments (investment management firm) (1998-1999). Formerly, Chief Investment Officer, Equity and Fixed Income, Colonial Management Associates (investment management firm) (1991-1998).

Directorships in the Last Five Years.(2) Formerly, Director of BJ’s Wholesale Club, Inc. (wholesale club retailer) (2004-2011). Formerly, Trustee of SPDR Index Shares Funds and SPDR Series Trust (exchange traded funds) (2000-2009). Formerly, Director of Federal Home Loan Bank of Boston (a bank for banks) (2007-2009).

Harriett Tee Taggart 1948	Trustee	2011

Managing Director, Taggart Associates (a professional practice firm). Formerly, Partner and Senior Vice President, Wellington Management Company, LLP (investment management firm) (1983-2006).

Directorships in the Last Five Years.(2) Director of Albemarle Corporation (chemicals manufacturer) (since 2007) and The Hanover Group (specialty property and casualty insurance company) (since 2009). Formerly, Director of Lubrizol Corporation (specialty chemicals) (2007-2011).

Ralph F. Verni 1943	Chairman of the Board and Trustee	2007 (Chairman) 2005 (Trustee)

Consultant and private investor. Formerly, Chief Investment Officer (1982-1992), Chief Financial Officer (1988-1990) and Director (1982-1992), New England Life. Formerly, Chairperson, New England Mutual Funds (1982-1992). Formerly, President and Chief Executive Officer, State Street Management & Research (1992-2000). Formerly, Chairperson, State Street Research Mutual Funds (1992-2000). Formerly, Director, W.P. Carey, LLC (1998-2004) and First Pioneer Farm Credit Corp. (2002-2006).

Directorships in the Last Five Years.(2) None.

Principal Officers who are not Trustees
Name and Year of Birth	Position(s) with the Trust	Officer Since(5)	Principal Occupation(s) During Past Five Years
Payson F. Swaffield 1956	President	2003	Vice President and Chief Income Investment Officer of EVM and BMR.

Maureen A. Gemma 1960	Vice President, Secretary and Chief Legal Officer	2005	Vice President of EVM and BMR.

James F. Kirchner 1967	Treasurer	2007	Vice President of EVM and BMR.

Paul M. O’Neil 1953	Chief Compliance Officer	2004	Vice President of EVM and BMR.

(1)	Year first appointed to serve as Trustee for a fund in the Eaton Vance family of funds. Each Trustee has served continuously since appointment unless indicated otherwise.

(2)

During their respective tenures, the Trustees (except for Ms. Frost and Mr. Gorman) also served as Board members of one or more of the following funds (which operated in the years noted): eUnitsTM 2 Year U.S. Market Participation Trust: Upside to Cap / Buffered Downside (launched in 2012 and terminated in 2014); eUnitsTM 2 Year U.S. Market Participation Trust II: Upside to Cap / Buffered Downside (launched in 2012 and terminated in 2014); Eaton Vance Credit Opportunities Fund (launched in 2005 and terminated in 2010); Eaton Vance Insured Florida Plus Municipal Bond Fund (launched in 2002 and terminated in 2009); and Eaton Vance National Municipal Income Trust (launched in 1998 and terminated in 2009). However, Ms. Mosley did not serve as a Board member of eUnitsTM 2 Year U.S. Market Participation Trust: Upside to Cap / Buffered Downside (launched in 2012 and terminated in 2014).

31

Eaton Vance

Multi-Cap Growth Fund

August 31, 2014

Management and Organization — continued

(3)	Ms. Frost and Mr. Gorman began serving as Trustees effective May 29, 2014.

(4)	Ms. Mosley began serving as a Trustee effective January 1, 2014.

(5)

Year first elected to serve as officer of a fund in the Eaton Vance family of funds when the officer has served continuously. Otherwise, year of most recent election as an officer of a fund in the Eaton Vance family of funds. Titles may have changed since initial election.

The SAI for the Fund includes additional information about the Trustees and officers of the Fund and can be obtained without charge on Eaton Vance’s website at www.eatonvance.com or by calling 1-800-262-1122.

32

Eaton Vance Funds

IMPORTANT NOTICES

Privacy.  The Eaton Vance organization is committed to ensuring your financial privacy. Each of the financial institutions identified below has in effect the following policy (“Privacy Policy”) with respect to nonpublic personal information about its customers:

•

Only such information received from you, through application forms or otherwise, and information about your Eaton Vance fund transactions will be collected. This may include information such as name, address, social security number, tax status, account balances and transactions.

•

None of such information about you (or former customers) will be disclosed to anyone, except as permitted by law (which includes disclosure to employees necessary to service your account). In the normal course of servicing a customer’s account, Eaton Vance may share information with unaffiliated third parties that perform various required services such as transfer agents, custodians and broker-dealers.

•	Policies and procedures (including physical, electronic and procedural safeguards) are in place that are designed to protect the confidentiality of such information.

•

We reserve the right to change our Privacy Policy at any time upon proper notification to you. Customers may want to review our Privacy Policy periodically for changes by accessing the link on our homepage: www.eatonvance.com.

Our pledge of privacy applies to the following entities within the Eaton Vance organization: the Eaton Vance Family of Funds, Eaton Vance Management, Eaton Vance Investment Counsel, Eaton Vance Distributors, Inc., Eaton Vance Trust Company, Eaton Vance Management’s Real Estate Investment Group and Boston Management and Research. In addition, our Privacy Policy applies only to those Eaton Vance customers who are individuals and who have a direct relationship with us. If a customer’s account (i.e., fund shares) is held in the name of a third-party financial advisor/broker-dealer, it is likely that only such advisor’s privacy policies apply to the customer. This notice supersedes all previously issued privacy disclosures. For more information about Eaton Vance’s Privacy Policy, please call 1-800-262-1122.

Delivery of Shareholder Documents.  The Securities and Exchange Commission (SEC) permits funds to deliver only one copy of shareholder documents, including prospectuses, proxy statements and shareholder reports, to fund investors with multiple accounts at the same residential or post office box address. This practice is often called “householding” and it helps eliminate duplicate mailings to shareholders. Eaton Vance, or your financial advisor, may household the mailing of your documents indefinitely unless you instruct Eaton Vance, or your financial advisor, otherwise. If you would prefer that your Eaton Vance documents not be householded, please contact Eaton Vance at 1-800-262-1122, or contact your financial advisor. Your instructions that householding not apply to delivery of your Eaton Vance documents will be effective within 30 days of receipt by Eaton Vance or your financial advisor.

Portfolio Holdings.  Each Eaton Vance Fund and its underlying Portfolio(s) (if applicable) will file a schedule of portfolio holdings on Form N-Q with the SEC for the first and third quarters of each fiscal year. The Form N-Q will be available on the Eaton Vance website at www.eatonvance.com, by calling Eaton Vance at 1-800-262-1122 or in the EDGAR database on the SEC’s website at www.sec.gov. Form N-Q may also be reviewed and copied at the SEC’s public reference room in Washington, D.C. (call 1-800-732-0330 for information on the operation of the public reference room).

Proxy Voting.  From time to time, funds are required to vote proxies related to the securities held by the funds. The Eaton Vance Funds or their underlying Portfolios (if applicable) vote proxies according to a set of policies and procedures approved by the Funds’ and Portfolios’ Boards. You may obtain a description of these policies and procedures and information on how the Funds or Portfolios voted proxies relating to portfolio securities during the most recent 12-month period ended June 30, without charge, upon request, by calling 1-800-262-1122 and by accessing the SEC’s website at www.sec.gov.

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Investment Adviser

Boston Management and Research

Two International Place

Boston, MA 02110

Administrator

Eaton Vance Management

Two International Place

Boston, MA 02110

Principal Underwriter*

Eaton Vance Distributors, Inc.

Two International Place

Boston, MA 02110

(617) 482-8260

Custodian

State Street Bank and Trust Company

State Street Financial Center, One Lincoln Street

Boston, MA 02111

Transfer Agent

BNY Mellon Investment Servicing (US) Inc.

Attn: Eaton Vance Funds

P.O. Box 9653

Providence, RI 02940-9653

(800) 262-1122

Independent Registered Public Accounting Firm

Deloitte & Touche LLP

200 Berkeley Street

Boston, MA 02116-5022

Fund Offices

Two International Place

Boston, MA 02110

*

FINRA BrokerCheck.  Investors may check the background of their Investment Professional by contacting the Financial Industry Regulatory Authority (FINRA). FINRA BrokerCheck is a free tool to help investors check the professional background of current and former FINRA-registered securities firms and brokers. FINRA BrokerCheck is available by calling 1-800-289-9999 and at www.FINRA.org. The FINRA BrokerCheck brochure describing this program is available to investors at www.FINRA.org.

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